EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. ANNOUNCES NEW DIRECTOR AND CLOSING OF ASSET SALE

Pasadena, California – February 2, 2007 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced that Justin W. Yorke has been appointed to the Board of Directors to fill the unexpired term created by the resignation of Donald P. Wells as a director of the Company. Mr. Yorke has been an equity fund manager and senior financial analyst for private Swiss banks and investment funds as well as a regional Asian investment bank. He has actively served on the investment committees and boards of companies in Asia and the United States, and currently provides financial and strategic advisory services. Since the Company’s announcement in December ‘06 that it was reviewing strategic alternatives to enhance shareholder value, Mr. Yorke has been consulting JMG to analyze proposals and offers. Currently Mr. Yorke also serves as a director of JED Oil Inc. (AMEX: JDO).

Mr. Wells remains JMG’s Chief Financial Officer and has also been named Vice-President Finance and Treasurer of the Company. He resigned as a director of the Company because as an officer he can no longer serve as Chairman of the Audit Committee and the Board’s designated financial expert. Mr. Yorke has agreed to become Chairman of the Audit Committee and be the designated financial expert, as well as serving on the Governance, Compensation and Strategic Alternatives Committees of the Board.

JMG also announced today the first closing of the previously announced sale of its oil and gas assets in North Dakota where it has been targeting the Bakken zone, for consideration of approximately $5 million. The closing of the remainder of the assets, located in the Myrtle Beach area of North Dakota, is scheduled to close next week for consideration of approximately $500,000. The sales exclude the North Dakota lands were JMG has been developing its Midale play.

About JMG: JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of the exploration of strategic alternatives by the Company and whether any transaction will be completed as a result thereof, the completion of the sale of the Bakken assets in North Dakota and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc.	or	Investor Relations Counsel
Joe Skeehan, President and CEO		The Equity Group Inc.
(626) 585-9555		Linda Latman (212) 836-9609
Justin Yorke, Director		Lena Cati (212) 836-9611
(626) 310-0482		www.theequitygroup.com